EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this 31 day of January, 2018, by and between Giggles N Hugs, Inc (the "Company"), and Sean Richards ("Employee").

RECITALS

WHEREAS, Employee desires to be employed by the Company, and the Company is willing to employ Employee, on the terms, covenants, and conditions set forth below, and in consideration of the mutual promises and agreements set forth below, the parties agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Employee, as the Chief Operating Officer. Employee hereby accepts and agrees to such employment. Employee agrees to manage and perform Employee's work and to render such other related services and duties as may be assigned to Employee from time to time by the Company. Employee shall report directly to the Board Of Directors of Company and shall be a member of the executive strategic team.

2. EMPLOYMENT AT WILL. Employee's employment under this Agreement shall begin on the date of this Agreement. Employee acknowledges that he is an Employee at Will and that Employee's employment may be terminated at will by either party at any time, for any reason pursuant to written notice.

3. COMPENSATION; REIMBURSEMENT OF EXPENSES; SEVERANCE PAY.

(a) Base Salary. For the services rendered by Employee under this Agreement, the Company shall pay Employee a base salary of $101,500.00 per annum to be paid in accordance with the Company's regular payroll practices and subject to all local, state and federal tax withholding. In addition to said salary, employee shall receive a onetime bonus of 1,000,000 (one million) warrants on Giggles N Hugs common shares (subject to splits and dividends), issued for a 10 year period at a strike price of $0.0001. Employee's salary shall be subject to annual review by the company. The Company may provide such other benefits from time to time to Employee in accordance with policies adopted by the Company. The Company shall pay monthly premiums for health care coverage for employee and immediate family members up to a maximum $15,000 per year.

(b) Bonus. Employee shall receive a cash annual bonus of up to $10,000 per year based on the company's sole discretion and mutually agreeable annual goals, principally tied to profitability of each location, labor costs, food costs, new

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(1) Damages from Employee, including its reasonable attorney fees;

(2) In addition to its right to damages and any other rights it may have against Employee, Company may also obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach; and

(3) The rights and remedies of the parties to this Agreement are cumulative and not alternative.

6. **EMPLOYEE WARRANTY.** Employee represents and warrants to the Company that Employee is not a party to any agreement containing a non-competition or non-disclosure agreement with respect to any services or business which Employee is expected to perform under this Agreement or the disclosure of any information which directly or indirectly relates to the business of the Company.

7. **DISPUTES.** Any controversy or claim arising out of or relating to this Agreement or Employee's employment, or any amendments thereto, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"); Any award entered therein shall be final and binding on each and all of the parties. The parties may request injunctive relief using the court system, pending arbitration, without waiving arbitration. The venue of any arbitration, mediation, or related court proceeding will be San Diego, California.

8. **REMEDIES.** The rights and remedies of the Company shall be cumulative and not alternative, and shall be in addition to all other remedies available under the law to Company.

9. **SEVERABILITY.** If any provision, paragraph, or subparagraph of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph, or subparagraph.

10. **BINDING EFFECT.** This Agreement shall be binding upon and shall insure to the benefit of the Company and Employee, and their respective successors, heirs, executors, legal representatives, administrators, and assigns.

11. **MODIFICATION IN WRITING ONLY.** No waiver or modification of this Agreement or of any covenant, condition, or limitation herein, shall be valid unless in writing and duly executed by the party to be charged therewith and an authorized officer of Employer.

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store openings and funds raised, among other unit level metrics. All future bonus plans will be agreed upon in advance in writing by Company and Employee.

(c) Reimbursement of Expenses. The Company will reimburse Employee for all ordinary and reasonable business-related expenses incurred in the performance of Employee's duties for the Company during the term of employment, and approved in advance by the Company. Employee shall submit reasonable documentation for all such business expenses.

(d) Vacation. Employee shall be entitled to two (2) weeks of vacation per year in each year of employment.

4. **PROHIBITION AGAINST OTHER EMPLOYMENT**. Employee shall devote all of Employee's working time, attention, knowledge, and skills solely to the business and interests of the Company as it relates to the hospitality portion of the business, and the Company shall be entitled to all of the benefits and profits arising from or incident to the work, services, advice, inventions, or innovations of Employee.

5. NONCOMPETITION AGREEMENT.

5.1(a) Acknowledgments by Employee. Employee acknowledges that (a) Employee shall occupy a position of trust and confidence with the Company and shall become familiar with the following, any and all of which constitute confidential information of the Company, (collectively the **"Confidential Information"**): (i) any and all trade secrets concerning the business and affairs of the Company, policies and procedures, data, know-how, client lists, client data or information, current and anticipated client requirements, marketing studies, business strategies and plans, computer software and programs, and any other information, however documented, of the Company that is proprietary or is a trade secret within the meaning of the Kansas Uniform Trade Secrets Act; (ii) any and all information concerning the business and affairs of the Company; (b) Company has required that Employee make the covenants set forth in this paragraph as a condition of Employment; (c) the provisions of this paragraph are reasonable and necessary to protect and preserve the Company's business, and (d) the Company shall be irreparably damaged if Employee was to breach the covenants set forth in this paragraph of this Agreement.

(b) Confidential Information. Employee acknowledges and agrees that all Confidential Information known or obtained by Employee, whether before or after the date hereof, is the property of the Company. Therefore, Employee agrees that Employee shall not, at any time, disclose to any unauthorized Persons or use for Employee's own account or for the benefit of any third party any Confidential Information, whether Employee has such information in Employee's memory or embodied in writing or other physical form, without Company's written consent. Employee agrees to deliver to Company upon termination of employment or upon request, all documents, memoranda,

notes, plans, records, reports, and other documentation, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the business, operations, clients, insurance carriers, or affairs of the Company, and any other Confidential Information that Employee may then possess or have under Employee's control. Employee agrees that any information obtained from any source by Employee for the purpose of providing services to any customer, shall be kept confidential as required by federal or state law or regulation.

(c) Noncompetition. Employee acknowledges that the terms and conditions of this paragraph are a condition of his employment with Company. Employee agrees that:

(1) For a period of two (2) years after the date of termination of employment for any reason:

(a) Employee shall not, either directly or indirectly, either for Employee's benefit or the benefit of any other Person or entity, engage in the business of consulting, financing, owning, operating or managing any other children themed restaurant which competes with Company in the state of California or any other state in which Company provides management services. Employee agrees that this covenant is reasonable with respect to its duration, geographical area and scope; and

(b) Employee shall not, directly or indirectly, either for Employee or any other Person, (A) induce or attempt to induce any employee, broker, or agent of the Company to leave the employ of the Company, (B) in any way interfere with the relationship between the Company and any employee of the Company, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee, broker or agent of the Company, (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, license, or business relation of the Company, or (E) employ, contract to employ, or solicit for employment any person, broker or agent who was employed by the Company at any time during the twelve (12) months prior to the date of termination of Employee's employment with the Company.

(2) In the event of a breach by Employee of any covenant set forth in this paragraph, the term of such covenant shall be extended by the amount of days in which Employee was in breach of this Agreement; and

(3) Employee shall not, at any time during or after the two (2) years period, disparage the Company, or any of its members, directors, officers, employees, or agents.

(d) Remedies. If Employee breaches the covenants set forth in this paragraph, the Company shall be entitled to the following remedies:

12. CHOICE OF LAW. This Agreement shall be subject to and governed by the laws of the State of California, irrespective of the fact that any party is or may become a resident of a different state.

13. ENTIRE AGREEMENT. The parties acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms, conditions, and covenants, and also agree that it constitutes the entire agreement between the parties and supersedes all proposals, oral or written, and all prior negotiations, conversations, or discussions between the parties relating to the subject matter of this Agreement.

14. NOTICES. Any notice hereunder to the Company shall be addressed to it at 3222 Glendale Galleria way Glendale, CA, 91210. Any notice hereunder to Employee shall be addressed to Employee at the address set forth below, subject to the right of either party at any time hereafter to designate in writing a difference address. Any notice shall be deemed given on the earlier of the date actually received by a party or the date such notice is deposited in the U.S. Mail, properly addressed to a party, and sent by certified mail, return receipt requested.

15. CONSTRUCTION. The parties hereto acknowledge and agree that this Agreement is the result of negotiations between the parties and their respective advisors and counsel, and that this Agreement will not be construed against any party hereto by virtue of such party's role or its counsel's role in the authorship hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as an act of their free will and deed as of the day and year first above written.

GIGGLES N HUGS

Employer

Employee

By: ____________________

Name: JOEY PARSI/CO CEO